UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2008

TIENS BIOTECH GROUP (USA), INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32477	75-2926439
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700

(Address of principal executive offices)

Registrant's telephone number, including area code:  86-22-8213-7658

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2008, Tiens Biotech Group (USA), Inc. (the “Company”) received notification from Wenjun Jiao that effective immediately, he resigned from his positions as Chief Financial Officer, Director and Secretary of the Company. There were no disagreements between Mr. Jiao and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in his resignation. Mr. Jiao was a member of the compensation committee of the Board of Directors of the Company.

Effective as of November 12, 2008, the Board of Directors of the Company appointed Zheng Wan as Chief Financial Officer of the Company and Director to fill the vacancy on the Board of Directors created by the resignation of Wenjun Jiao.

Prior to his appointment to Chief Financial Officer of the Company, Mr. Wan, age 42, served as General Manager for the Global Financial Center of the Company from June 2008, and as Manager for the Planning and Accounting Department of the Company from April 2005 to June 2008. Before joining the Company, Mr. Wan was the Vice President and Chief Financial Officer of Beijing Founder Information Technology Co. Ltd., an information technology business, from September 2001 to April 2005. Mr. Wan received his Bachelor of Economics from Capital Economic and Business University in Beijing, China, and a Master of Professional Accounting from Deakin University in Australia.

Mr. Wan has entered an employment contract, effective as of November 3, 2008, with the Company’s subsidiary, Tianjin Tianshi Biological Development Co. Ltd. The contract provides for an annual salary of $80,000 and continues through December 31, 2013. Under the employment contract, Mr. Wan may rescind the contract on 30 days written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIENS BIOTECH GROUP (USA), INC.

Date: November 13, 2008	By:	/s/ Jinyuan Li
Name: Jinyuan Li
Title: Chairman, Chief Executive Officer and President